Exhibit 99.1

For More Information, Contact:
John Neale	Laurie Berman
QAD Senior Vice President and Treasurer	PondelWilkinson Inc.
805.566.5117	310.279.5980
investor@qad.com	investor@pondel.com
QAD ANNOUNCES FISCAL 2010 FIRST QUARTER FINANCIAL RESULTS
SANTA BARBARA, Calif. — May 28, 2009 — QAD Inc. (Nasdaq: QADI), a global provider of enterprise software and services, today reported financial results for the fiscal 2010 first quarter ended April 30, 2009.
Total revenue was $55.2 million for the first quarter of fiscal 2010, versus $66.8 million for the first quarter of fiscal 2009. License revenue totaled $6.3 million, compared with $12.0 million for the fiscal 2009 first quarter. Maintenance and other revenue was $32.8 million, versus $34.2 million for the first quarter of fiscal 2009. Services revenue was $16.1 million, compared with $20.7 million for last fiscal year’s first quarter.
Net loss for the fiscal 2010 first quarter was $2.5 million, or $0.08 per share, compared with a net loss of $730,000, or $0.02 per share, for the fiscal 2009 first quarter.
“Our first quarter results were generally in line with our expectations and reflect the restrained global economic environment and its direct impact on our customers,” said Karl Lopker, chief executive officer of QAD. “While we cannot control the macro-issues affecting our business, we are taking decisive actions to ensure QAD’s long-term health and flexibility through initiatives that have resulted in a leaner cost base that is better aligned with current revenue levels. As always, we are working in close cooperation with our customers during this critical time by providing them with the tools and services necessary to tackle current challenges and helping to position them for future success when economic growth returns.”
Gross margin for the first quarter of fiscal 2010 was 53 percent, compared with 55 percent for the first quarter of fiscal 2009. The change mainly reflects margin reduction in the company’s services business.
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QAD Inc.
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Total operating expenses were $31.8 million, or 58 percent of total revenue, for the fiscal 2010 first quarter, versus $37.8 million, or 57 percent of total revenue, for the first quarter of fiscal 2009.
Operating loss for the fiscal 2010 first quarter was $2.4 million, including $1.2 million in stock compensation expense. This compares with an operating loss of $963,000, including $1.6 million in stock compensation expense, for the first quarter of the prior fiscal year.
Cash flow provided by operations was $7.3 million for the first quarter of fiscal 2010, versus $7.8 million for the first quarter of fiscal 2009.
QAD’s cash and cash equivalents balance at April 30, 2009 was $36.6 million, compared with $31.5 million at January 31, 2009.
Fiscal 2010 First Quarter Highlights:
•	Launched QAD Enterprise Applications 2009 Enterprise Edition (QAD 2009 EE). This comprehensive, fully integrated end-to-end solution adds robust functionality in the areas of enterprise financials, enhanced efficiency and usability and corporate governance compliance;
•	QAD’s Precision Software division announced the successful deployment of its PRECISION Global Trade Management solution by W.L. Gore & Associates (Gore), best known for its GORE-TEX® fabric. Gore selected the PRECISION solution because it offers both the multi-modal transportation and global trade management capabilities the company needs to support its world class global supply chain and diverse product portfolio. The solution will allow Gore to meet upcoming mandatory German customs filing requirements well ahead of the July 1, 2009 compliance deadline;
•	Received orders from 16 customers representing more than $500,000 each in combined license, support and services billings, including four orders in excess of $1.0 million and one order in excess of $2.0 million;
•	Received license orders from companies across QAD’s six vertical markets including, among others: American Power Conversion, Arthrex, Black & Decker, Detmold Packaging Group, Kraft Foods, Mauser-Werke, Sanofi-Aventis and Vion.
Business Outlook
For the second quarter of fiscal 2010, QAD currently expects total revenue in line with first quarter fiscal 2010 and a small net loss.
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QAD Inc.
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Investor Conference Call
QAD management will host an investor conference call today at 2:00 p.m. PT (5:00 p.m. ET) to review the company’s financial results and operations for the fiscal 2010 first quarter. The conference call will be webcast live and is accessible through the investor relations section of QAD’s Web site at www.qad.com, where it will be available for approximately one year.
About QAD
QAD is a leading provider of enterprise applications for global manufacturing companies. QAD applications provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time. Manufacturers of automotive, consumer products, electronics, food and beverage, industrial and life science products use QAD applications in more than 90 countries and in as many as 27 languages. For more information about QAD, telephone +1 805-566-6000, or visit the QAD Web site at www.qad.com.
“QAD” is a registered trademark of QAD Inc. All other products or company names herein may be trademarks of their respective owners.
Note to Investors: This press release contains certain forward-looking statements made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. These risks include, but are not limited to, evolving demand for the company’s software products and products that operate with the company’s products; the company’s ability to sustain license and service demand; the company’s ability to leverage changes in technology; the company’s ability to sustain customer renewal rates at current levels; the publication of opinions by industry and financial analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors or new offerings by existing competitors and the associated announcement of new products and technological advances by them; delays in localizing the company’s products for new or existing markets; the ability to recruit and retain key personnel; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; timely and effective integration of newly acquired businesses; general economic conditions; exchange rate fluctuations; and, the global political environment. In addition, revenue and earnings in the enterprise resource planning (ERP) software industry are subject to fluctuations. Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter. Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income. Investors should not use any one quarter’s results as a benchmark for future performance. For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company’s Annual Report on Form 10-K for fiscal 2009 ended January 31, 2009.
— Financial Tables Follow —

QAD Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended
	April 30,
	2009	2008
Revenue:
License fees	$6,252	$11,961
Maintenance and other	32,801	34,159
Services	16,099	20,718

Total revenue	55,152	66,838
Cost of revenue:
Cost of license fees	1,769	2,288
Cost of maintenance, service and other revenue	24,003	27,689

Total cost of revenue	25,772	29,977

Gross profit	29,380	36,861
Operating expenses:
Sales and marketing	13,889	18,249
Research and development	10,327	11,074
General and administrative	7,380	8,323
Amortization of intangibles from acquisitions	173	178

Total operating expenses	31,769	37,824

Operating loss	(2,389)	(963)
Other (income) expense:
Interest income	(161)	(385)
Interest expense	303	316
Other (income) expense, net	249	342

Total other (income) expense	391	273

Loss before income taxes	(2,780)	(1,236)
Income tax benefit	(239)	(506)

Net loss	$(2,541)	$(730)

Basic net loss per share	$(0.08)	$(0.02)
Diluted net loss per share	$(0.08)	$(0.02)

Basic weighted shares	30,753	30,678
Diluted weighted shares	30,753	30,678

QAD Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	April 30,	January 31,
	2009	2009
Assets
Current assets:
Cash and equivalents	$36,608	$31,467
Accounts receivable, net	51,987	70,954
Other current assets	19,295	19,092

Total current assets	107,890	121,513

Property and equipment, net	40,430	41,438
Capitalized software costs, net	4,794	5,699
Goodwill	6,254	6,237
Other assets, net	18,659	18,786

Total assets	$178,027	$193,673

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$271	$266
Accounts payable and other current liabilities	32,771	43,575
Deferred revenue	78,149	80,695

Total current liabilities	111,191	124,536

Long-term debt	16,644	16,717
Other liabilities	4,050	4,324

Stockholders’ equity:
Common stock	35	35
Additional paid-in capital	141,159	139,930
Treasury stock	(36,605)	(36,614)
Accumulated deficit	(51,021)	(48,478)
Accumulated other comprehensive loss	(7,426)	(6,777)

Total stockholders’ equity	46,142	48,096

Total liabilities and stockholders’ equity	$178,027	$193,673

QAD Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Three Months Ended
	April 30,
	2009	2008
Net cash provided by operating activities	$7,330	$7,810

Cash flows from investing activities:
Purchase of property and equipment	(322)	(1,579)
Capitalized software costs	(111)	(326)
Acquisitions of businesses, net of cash acquired	(12)	(2,350)
Proceeds from sale of property and equipment	20	—

Net cash used in investing activities	(425)	(4,255)

Cash flows from financing activities:
Repayments of debt	(68)	(71)
Proceeds from issuance of common stock	—	232
Changes in cash overdraft	(1,512)	(856)
Repurchase of common stock	—	(2,219)
Dividends paid	(769)	(769)

Net cash used in financing activities	(2,349)	(3,683)

Effect of exchange rates on cash and equivalents	585	356

Net increase in cash and equivalents	5,141	228
Cash and equivalents at beginning of period	31,467	45,613

Cash and equivalents at end of period	$36,608	$45,841